Exhibit 99.1

INNOVATIVE SOLUTIONS & SUPPORT

Moderator: Geoffrey Hedrick
March 7, 2007
12:15 pm CT

Operator:	Good afternoon, my name is (Crystal) and I will be your conference operator today. At this time I would like to welcome everyone to discuss the Eclipse Aviation Award Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. Thank you.

I would now like to turn the conference over to Mr. Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions and Support.

Geoffrey Hedrick:

Good afternoon. This is Geoff Hedrick. Thanks for joining us at such short notice, but I think it was important to open this conference call for clarification and expansion of the information you’ve already received.

I will make an opening statement and then open the call for a brief Q&A session. Before I do so, I’ll ask Jim Reilly to read the Safe Harbor Statement into the record. Jim?

Jim Reilly:

Thanks Geoff, and thank you all for being on the call. Certain matters contained herein that are not descriptions of historical facts are forward-looking as such term as defined in the Private Securities Litigation Reform Act of 1995.

Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to those discussed in filings made by the company with the Securities and Exchange Commission.

Many other factors that will determine the company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements which reflect management’s views only as of the date hereof.

The company undertakes no obligation to revise or update any forward-looking statements or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

Thank you and back to you Geoff.

Geoffrey Hedrick:	Thanks Jim. As you are aware, on Monday Eclipse Aviation announced the selection of Innovative Solution and Support’s cockpit display system for the Eclipse 500 Very Light Jet.

The purpose of this call is to provide additional information and clarification about the scope and significance of this momentum motive.

We’re delighted with the opportunity which will have a profound effect both on our technological development and the development of our expanding production capability.

Eclipse Aviation manufacturer of the world’s very first Light Business Jet apparently has orders for approximately 2,500 Eclipse 500 airplanes. The company’s agreement with Eclipse is for 60 months commencing with the delivery of the first production ship set to Eclipse expected this summer.

The shipments of the aircraft as announced by Vern Raburn, CEO of Eclipse Aviation, are 402 jets in calendar year 2007, approximately 1,000 jets in calendar year 2008 and market demand driven in 2009 and beyond.

Plans are in place to support these requirements. The system architecture for the Avio NG cockpit consists of two 10-inch primary flight displays, or PFDs, and one 15-inch multi-function display.

All the electronics are contained in the display and the control panels are integrated into the displays, as well.

This is a significant advance in the design. This OEM configuration eliminates the traditional aircraft interface namely the data concentrator unit or DCU, which is required in our retrofit installation.

The elimination of data concentrator alone reduces the hardware cost of the system by roughly 50%.

By also integrating the control panels into the display, there is a further cost reduction while at the same time improving operation and maximizing the display area especially in the smaller instrument panel.

By comparison, the PC-12 system uses either two 15-inch or four 10-inch displays, a DCU and three control panels. The 767, as an example, incorporates 4 10-inch displays and two control panels and 3 DCUs, while the 737 configuration uses five displays including one for the engine instruments, three control panels and two DCUs.

Although we cannot disclose the selling price of this high volume OEM program, we set traditional margins and it will provide stable revenue streams for the company over the next several years. And when coupled with the demands from several different retrofit markets we serve, and other new programs, a sustainable double digit revenue and income is assured.

At this time, I’ll open up the phones for questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question, please press star then the number 1 on your telephone keypad.

Your first question comes from the line of Paul Kaump.

Paul Kaump:	Good afternoon gentlemen.

Geoffrey Hedrick:	Good morning.

Paul Kaump:	First off, the type certificate for the Eclipse 500, you guys I assume have already applied for that?

Geoffrey Hedrick:	We wouldn’t apply for the type certificate.

Paul Kaump:	Oh, they have. I’m sorry.

Geoffrey Hedrick:	They have and that type certification will either do an STC, a supplement to that type certificate or amended type certificate. We’re not sure whatever is the fastest way to get through.

And as you know, our equipment has been STC’d on a variety of aircraft far more demanding in requirements than this aircraft.

Paul Kaump:

Right. Now there seemed to be some pretty big and lofty production numbers for Eclipse. How does that impact your manufacturing capacity there? Do you guys have the headcount you need and the operating footprint?

Geoffrey Hedrick:

We have the operating footprint and obviously we’re training people in anticipation. In addition, we are expanding the facility and by fall we’ll have an expanded facility, but the existing facility is fully capable of supporting these programs and of programs we anticipate getting in the near future.

Paul Kaump:	Okay. Do you know how many days it takes for Eclipse to manufacture one of these planes?

Geoffrey Hedrick:	I can’t comment on that. I don’t know.

Paul Kaump:	Okay.

Geoffrey Hedrick:	But I do know that they were talking production rates of upwards to four airplanes a day; quite an amazing manufacturing operation.

Paul Kaump:	Sounds like it. Four a day, huh?

Geoffrey Hedrick:	It’s amazing. It’s amazing.

Paul Kaump:	The last question I have and then I’ll turn it over to somebody else. Do you know where Eclipse is in terms of getting some sort of a production certificate from the FAA?

Geoffrey Hedrick:	I don’t know, but Vern commented on that on the Monday phone call in some detail.

Paul Kaump:	Okay.

Geoffrey Hedrick:	So you may want to review that. I would be cautious - I couldn’t comment on it.

Paul Kaump:	Okay. I’ll follow-up with Vern. Thanks guys.

Operator:	Your next question comes from the line of Michael Ciarmoli.

Michael Ciarmoli:	Congratulations on the deal.

Geoffrey Hedrick:	Thank you.

Michael Ciarmoli:

Question Geoff, how much of a factor was price in you getting this deal with Eclipse versus some of the other competition out there? Was it a combination of price, quality, can you give us some insight into that?

Geoffrey Hedrick:

Well I think the primary selection was that because we had proven our ability to provide and do retrofit solutions and provide and respond to a new requirement in a small fraction of the time than anybody else.

Remember, previous manufacturers spent, I don’t know, four years or something - five years developing this product. We were able to turn around in a matter of months a complete system in the software and hardware.

I mean, it’s unheard of, and how did that happen? It happened because the design concept and the system architecture that I’ve spoken about ad nauseam, I’m sure, really was spectacular in this case.

We were able to come up and write software and hardware for requirements for almost 4,000 requirements - is it 4,000 or 2,000? Either 2,000 or 4,000 requirements in a matter of months; I mean, it’s spectacular.

Michael Ciarmoli:	Okay.

Geoffrey Hedrick:

I think that was the primary goal. The primary goal was that the breakthroughs that we’ve made and we talked about, and I’ve mentioned for years that we have focused on continually driving the cost of the product down because we had this in our strategy for years. Everything just came together at the right time.

We could provide uniquely an opportunity with assurance to go to a Part 25 configuration for 135 operations, the air-taxi operations require a higher level of integrity and our equipment is already there.

Michael Ciarmoli:	Okay.

Geoffrey Hedrick:	So it gives them assurance, which they did not have for customers like DayJet.

Michael Ciarmoli:

Okay. Now I understand you’re not going to disclose the price that you guys are going to be receiving, but is there an opportunity as IS&S develop some more applications for example the synthetic software to sell those products into this deal and offer that on this plane to basically drive a higher ASP to you?

Geoffrey Hedrick:	It’s opportunity - that’s not what we’re focused on doing.

Michael Ciarmoli:	Okay.

Geoffrey Hedrick:

We’ve used this, Mike to be honest with you as a real fulcrum in our face. It profoundly advances our display technology. We will be offering by the end of the year full flight management systems, integrated remotely mounted radios, a complete systems architecture for an aircraft is now available in our retrofit offering. It’s remarkable - and OEM.

Michael Ciarmoli:	And so ...

Geoffrey Hedrick:

It’s a homerun for us. It’s a homerun because we get a fair and reasonable profitability on an OEM program, high volumes and really some of the most advanced system architecture I’ve seen. So that’s our real focus there.

The ASP enhancements are all going to be on what we anticipate is a large amount of new business.

Michael Ciarmoli:	Okay, so leading into that, does this sort of open the door, paved a way for more OEM deals ...

Geoffrey Hedrick:	We would expect and hope it does, but again, we cover the full spectrum. And we are excited as hell and delighted that we have this wonderful opportunity assessment, as well.

As I told you when we started this, we’re focused on doing the retrofit. We develop products for the retrofit and they were seamlessly transportable into the OEM marketplace.

What is really remarkable is remember we started with a product in the military, moved it successfully and profitably into the commercial air transport market and now have done - and moved retrofit into the business in general aviation and now finally OEM in the business in general aviation market.

So I’m relieved to say that we tended to do what we’ve said we would do. Thank God.

Michael Ciarmoli:

And one more drill down question on that, you already have a relationship with Cessna and their manufacturing of VLJ, albeit at a much smaller scale, it seems - I don’t think their order book is quite as large as Eclipse, but could there be something in the works there?

Geoffrey Hedrick:	(Sunshine Bakery) doesn’t have an order book like Eclipse. No. We look at opportunities for new aircraft. We’re not looking to unseat existing suppliers.

Michael Ciarmoli:	Okay.

Geoffrey:

It is significant to note that we were chosen over opportunities of other manufacturers some of them we’re teaming with, and by the way, delighted to be able to team with people like Garmin, people like Honeywell and PS

Engineering and Chelton. These are all leading - they all make flat panel displays, I might add, so it really was a wonderful teaming and we’d like to all believe that it was the best of breed in every case and we’re delighted to be part of that.

Michael Ciarmoli:	Fantastic. Thanks for answering the questions. Congrats guys.

Operator:	Your next question comes from the line of David Campbell.

David:	Hey Geoff.

Geoffrey Hedrick:	Good afternoon David.

David Campbell:

Thanks, congratulations. It’s really good news, and unfortunately, I’ve been on a business trip all week and I’m really kind of behind. I understand some hundreds of million of dollars and talk about this, is that talk coming from Eclipse or what sort of stuff is out there that you’re not disclosing? I don’t understand.

Geoffrey Hedrick:

Well, I don’t know anything about that. I never mentioned a price or money at all and the size of the contract. It is as we described a 60-month contract. The equipment consists of three displays, roughly half of the physical configuration of our retrofit systems.

As I described earlier we eliminated about half of the cost because the Eclipse aircraft is a digital bus interfacing aircraft, so we were easily able to apply our existing technology to that bus.

So the size, we haven’t described the size of the program but it’s not insignificant as you can imagine, and the cost of the hardware, although, as a system package, significantly less than our retrofit packages because we don’t have the DCU and control panel and a lot of other things. It is still a significant order, both in quantity and price - revenue.

David Campbell:	You referred to some conference call or something that somebody else had.

Geoffrey Hedrick:	Oh, yeah, Vern Raburn on Monday announced that they selected us. They have 2,500 business jets available and we are now an OEM supplier on the Eclipse 500 VLJ.

David Campbell:	It was Vern Raburn. He’s with Eclipse?

Geoffrey Hedrick:	He is the CEO of Eclipse.

David Campbell:	So that’s how the word initially got out.

Geoffrey Hedrick:	He announced it.

David Campbell:	Right. Okay. Do you have any news on any of the other retrofit efforts that are going on? Any news with the FAA and ...

Geoffrey Hedrick:

No news and this is really focused on the Eclipse. Just to make sure, Vern made the announcement. It was a pretty constrained announcement, so I just wanted to make sure that everybody understood clearly what we are supplying to Eclipse and generally the terms of that order.

David Campbell:	But in general we shouldn’t apply what used to be and it is the general guidelines for the value of retrofit installations for these Eclipse installations.

Geoffrey Hedrick:	I think what you should do is carefully assess what I said and that would give you probably the best indication of the value of this ship set.

David Campbell:	And deliveries should start in ...

Geoffrey Hedrick:	End of the year. They’ll build up vertical and they’ll build up steeply in the fall.

David Campbell:	So most of this - the beginning significant revenues in the first fiscal quarter of your next fiscal year?

Geoffrey Hedrick:	Yeah, and we expect it not a small amount this fiscal year, as well. I’ll be prepared to make further announcements later.

David Campbell:	Okay.

Geoffrey Hedrick:	Thank you.

David Campbell:	Thanks a lot.

Operator:	Your next question comes from the line of James Reed.

James Reed:	Hi Geoff, James Reed, how are you?

Geoffrey Hedrick:	I’m fine. How are you?

James Reed:	Fine, thank you. I’m wondering, will IS&S acting as the primary integrator for the other components, Honeywell, Garmin and Chelton as you said, or are you just providing displays ...

Geoffrey Hedrick:

Oh, no, no. I mean, I was trying to be able to give an answer on this, so I’m only going to be able to give you a guess. You’ll forgive me for that because I didn’t do my homework and actually check into it, but I believe that the system that we provide consists of two - almost 15 computers in this system.

James Reed:	Okay.

Geoffrey Hedrick:	And these computers are probably 10 times more powerful that the ones that are on the shuttle right about now. I mean, obviously microprocessors are not expensive, but it’s quite significant.

The software architecture, the whole system’s architecture has really been a homerun in the development of what in normal terms would have probably been several years and in fact the previous supplier spent many, many years.

We were able to come up with this in a matter of months with our systems architecture.

We interface with the radios. We integrate the audio panel into our system. We integrate all the GPS signals and the transponders, all are controlled by our equipment and our interface to that equipment.

It’s really a remarkable system. It is more advanced, I think, than anything I’ve seen around, maybe other than G550 and there’s somewhat of a difference in size and price.

James Reed:	So you won’t lead integrating - I assume that Eclipse will be integrating things like engine callouts and the lights, is that correct?

Geoffrey Hedrick:	We do all the engine display, but all of the data that controls the aircraft, landing gear, etc., is integrated and implemented by Eclipse. And that is the core of the Avio system.

James Reed:

Okay. Second question: As you know, Avidyne was working on the Avio system for several years and there was just recently a split between them and Eclipse. Will all of the Avidyne work have to be scrapped? I mean, how is that going to work? Can you ducktail on what they’ve done before?

Geoffrey Hedrick:

We will use none of the work that Avidyne did. As I mentioned, we are focused on a system that will be from the start will be capable of Part 25 operation, like air transport and Part 135 which is what DayJet is going to operate under.

And that’s a higher level of performance and integrity.

James Reed:	Okay, and ...

Geoffrey Hedrick:	And we use nothing of the - the only thing that we get from - we get a system requirement from Eclipse. That’s all we get.

James Reed:	Okay. And last question, are you starting on this particular program right now from jump or have you guys been working on it for a bit?

Geoffrey Hedrick:

We were - it’s hard to answer that question. We didn’t start Monday for sure. We did some - we have done some engineering evaluation and integration, assessment and that type of work, but we had not production contract or anything else.

James Reed:	Okay. Thank you.

Operator:	Your next question comes from the line of Alex Hamilton.

Alex Hamilton:	Hi, good afternoon. Two quick questions, the first question is I know you’re going to have to refit some of the existing Avidyne aircraft, how many aircraft is that going to account for this year?

Geoffrey Hedrick:

I would ask you to refer to - I’ll give you my guess, but it’s only from memory of that question was asked of Vern Raburn and he — if I remember — thought it was about somewhere around half of the requirements.

Alex Hamilton:	Okay.

Geoffrey Hedrick:	I think it was less than 50% is what Vern said.

Alex Hamilton:

Okay. And I don’t know if you answered this question, I apologize. Clearly Avidyne was the original supplier of choice for a variety of reasons which I know won’t be disclosed, they have chosen to go with clearly the better platform, yours.

My question is how were you able to ensure Eclipse that you wouldn’t have the same problem?

Geoffrey Hedrick:

Well it’s pretty clear. I mean in my opinion, I think we’re the only people that I’m aware of that have a retrofit solution that is A, TSO, the Part 25, and DO 178, level A software; period. Avidyne does not to my understanding, certainly on this aircraft doesn’t.

We already have several both commercial air transport and general aviation STC for the equipment. We have been producing it for a year and a half and have enormously high reliability numbers in the field.

I guess the answer is it doesn’t get much better than that. If you’re fortunate enough to pick somebody that has equipment that is already designed and done and TSOd at levels that I’m not aware that have ever been applied to a TA market generally, certainly the small end — we make level A equipment — and that was a compelling property to gauge Eclipse’s comfort in the selection.

As you’re obviously aware, this is not a trivial move. It took extreme analysis for Eclipse to move in this direction.

Are we still there?

Operator:	Yes, sir. Your next question comes from the line of Tamara Manoukian.

Tamara Manoukian:

Good afternoon, Geoff. Congratulations on the order. I just want to get a handle on the timing of this. So, Eclipse has 2,500 in the order book and I think you mentioned that in the calendar dear 2007 we’re going have (420) and then another 1,000 in 2008 and the total contract is for five years.

So is this 2,500 supposed to be turned into revenue in five years or earlier like two or three years?

Geoffrey Hedrick:

I only repeated - and again this is not in my control, I repeated Vern Raburn’s comments which called out 402 as his plan to ship aircraft; 402 this calendar year and 1,000 next calendar year and market demand subsequent years.

Whether that continues at the rate of 1,000 aircraft or not has yet to be seen, but we are prepared to support his requirements. And we went through a detailed analysis to ensure that’s the case.

I cannot comment on their delivery schedule.

Tamara Manoukian:	Are you going to have enough capacity for your traditional retrofit if you’re able to supply all this thousands a year.

Geoffrey Hedrick:	Absolutely we’ll be in capacity. We’ve designed that in to handle more than double that capacity - two and a half times that already. And so it’s always been planned in that way.

We’ve known for a long time that we would be growing and expanding it. We knew that this kind of product line would be required.

Look, only a fool would believe that everything is under control. And believe me, I’ve been a fool too many times, but hopefully not this time. It’s going to be good challenging work, but we anticipate no surprise.

Again, we’ve been in production on this kind of equipment for several years.

Tamara Manoukian:	Thank you.

Geoffrey Hedrick:	Thank you very much for your question. I got one more question and then I think we have to cut it off.

Operator:	Your next question comes from the line of Michael Ciarmoli.

Michael Ciarmoli:	Hey, Geoff, just a quick follow-up, what kind of lead time do you guys need to fulfill these orders? Is Eclipse going to be taking product in piecemeal or are they going to want chunks of flat panels?

Geoffrey Hedrick:

It’s anticipated that we’ll deliver system packages. I mean, they’re not necessarily going to be packages - well, no, I could say are packaged - packaged as a system, three displays to plug right into the airplane.

And we agreed to be able to deliver three or four a day.

Geoffrey Hedrick:	Yeah, we have production quantities forecasted from Eclipse that we’re committed to deliver. As Vern Raburn said on his call, they expect to be shipping jets late this summer.

Michael Ciarmoli:	Okay, perfect. And then real quick, Geoff, I don’t know if this is the right platform here, but any update on the goal to fill 40 million for fiscal 2007?

Geoffrey Hedrick:	No update for it, and you’re right, it isn’t the platform. I hope to come up with that soon.

Michael Ciarmoli:	Got you.

Geoffrey Hedrick:	But we’re not - I’m not prepared to discuss it and I don’t want to do a half-ass job.

Michael Ciarmoli:	I understand.

Geoffrey Hedrick:	Thank you very much.

Ladies and gentlemen, I appreciate your interest today. Again, I think it gives you a better understanding of the scope of the program.

Because of the simplicity of the package being primarily three displays integrated with the control panel, our ability to perform to very high volumes is immensely enhanced by the simplicity of the hardware structure.

So we’re delighted with this opportunity. We’re delighted that it put together yet another advancement in our capabilities to broadly approach the military commercial air transport and business in general aviation marketplaces with very high level of integrity and performance to equipment.

Have a good day.

Operator:	This concludes today’s conference call. You may now disconnect.

END